NATIONAL COAL CORP.
SECURITIES CONVERSION AGREEMENT

This Conversion Agreement (“Agreement”) is made and entered as of this 15th day of October 2007 (the “Effective Date”), by and between National Coal Corp., a Florida corporation (the “Company”), and the undersigned holder (“Series A Holder”) of outstanding shares of the Series A Cumulative Convertible Preferred Stock of the Company.

WHEREAS, the Company desires to effectuate the conversion of the shares of Series A Cumulative Convertible Preferred Stock of the Company held by the Series A Holder (the “Series A Shares”) into shares of the Company’s common stock (“Common Stock”) in accordance with the terms of the Series A Shares;

WHEREAS, the Company recognizes that the conversion of such Series A Shares has value to the Company and cost to the Series A Holder in the amount that the Company has determined to be $1,648,167.95 (the “Cash Amount”) and which the Company is willing to pay to the Series A Holder;

WHEREAS, the Series A Holder is willing to convert the Series A Shares into Common Stock as requested by the Company; and

WHEREAS, the Series A Holder is willing to purchase additional shares of the Common Stock.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Conversion. On the sixty second (62nd) day after the Effective Date, the Series A Holder hereby irrevocably agrees to (and shall take all actions on such date necessary to irrevocably) convert the Series A Shares on the terms provided in the Articles of Amendment of the Articles of Incorporation of the Company filed on August 31, 2004, as amended (“Articles of Amendment”), including submitting to the Company on such date a duly executed and completed conversion notice and the original stock certificate representing the Series A Shares, provided that the Company has complied with its obligations hereunder to pay the Cash Amount on the Effective Date. In the event that the stock certificate representing the Series A Shares has been lost, stolen or misplaced, the Series A Holder shall submit to the Company a duly notarized affidavit of lost certificate. In order to effectuate such conversion, the Series A Holder does hereby give to the Company the 61 days notice required under Section 5(h)(iii) of the Articles of Amendment that it hereby irrevocably elects (under Section 5(h)(iii) of the Articles of Amendment) to no longer be governed by the Beneficial Ownership Cap (as defined in the Articles of Amendment) (for clarification purposes and without implication that the contrary would otherwise be true, it is expressly understood and agreed that such Beneficial Ownership Cap shall continue to apply to the Series A Holder pursuant to the terms of the Articles of Amendment until the sixty second (62nd) day after the Effective Date). Upon such conversion of the Series A Shares by the Series A Holder, the Company shall issue to the Series A Holder 600,753 shares of Common Stock, which are issuable to the Series A Holder upon conversion of the Series A Shares in accordance with the terms of the Articles of Amendment (the “Conversion Shares”).

2. Cash Amount and Stock Purchase.

2.1 Payment of Cash Amount. In recognition of the value to the Company and the cost to the Series A Holder of such conversion contemplated by Section 1 above, and in consideration of the Series A Holder’s irrevocable agreement to convert the Series A Shares, the Company shall, on the Effective Date, pay to the Series A Holder the Cash Amount.

2.2 Shares of Common Stock. On the Effective Date, the Series A Holder shall purchase from the Company, and the Company shall issue and sell to the Series A Holder, 558,701 shares of Common Stock (the “New Shares”) from the Company for an aggregate purchase price (the “Purchase Price”) equal to the Cash Amount.

2.3 Settlement. The Cash Amount shall be paid by wire transfer of immediately available funds to the Series A Holder at the open of business on the Effective Date (to an account designated by the Series A Holder in writing to the Company prior to the Effective Date). Upon receipt by the Series A Holder of the Cash Amount from the Company, the Series A Holder shall pay the Purchase Price to the Company by wire transfer to the Company of immediately available funds, to an account designated in writing by the Company to the Series A Holder prior to the Effective Date. Written designations pursuant to this Section 2.3 may be transmitted via email to the following email addresses:

2.3.1 For the Company, to T. Michael Love at mlove@nationalcoal.com; and

2.3.2 For the Series A Holder, to Adam Blonsky at adam@crestviewcap.com.

2.4 Waiver. The Series A Holder hereby irrevocably waives all anti-dilution rights granted to the Series A Holder by the Company solely in connection with the Company’s issuance of the New Shares, including without limitation the anti-dilution rights granted under Section 4.6 of that certain Warrant issued by the Company to the Series A Holder on March 10, 2005. For clarification, it is understood and agreed that the foregoing waiver does not apply to any issuance of any securities other than the New Shares and that any issuance of any securities which would otherwise be subject to such anti-dilution rights will continue to be subject to such anti-dilution rights.

3. Representations and Warranties.

3.1 As a material inducement to the Series A Holder to enter into this Agreement, the Company represents to the Series A Holder that:

3.1.1 The execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions set forth herein (including, without limitation, the issuance of the Conversion Shares and the New Shares), have been duly authorized by all necessary corporate action on the part of the Company. All of the Conversion Shares and the New Shares will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Subject to the accuracy of the representations and warranties of the Series A Holder in this Agreement, the offer and issuance by the Company of the Conversion Shares and the New Shares is exempt from registration under the Securities Act; and

3.1.2 This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

3.2 As a material inducement to the Company to enter into this Agreement, the Series A Holder represents to the Company that:

3.2.1 The execution and delivery by the Series A Holder of this Agreement, and the consummation by the Series A Holder of the transactions set forth herein, have been duly authorized by all necessary action, corporate or otherwise, on the part of the Series A Holder;

3.2.2 This Agreement has been duly executed and delivered by the Series A Holder and constitutes a valid and binding obligation of the Series A Holder enforceable against the Series A Holder in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies;

3.2.3 The Series A Holder has had reasonable opportunity to seek the advice of independent counsel respecting the terms of this Agreement and the implications thereof and has relied solely upon the advice of its own tax and legal advisors with respect to the tax and other legal aspects of this Agreement;

3.2.4 The Series A Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”);

3.2.5 The Series A Holder has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof;

3.2.6 The Series A Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the New Shares to be issued to the Series A Holder under this Agreement. The Series A Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the New Shares and to obtain additional information necessary to verify any information furnished to the Series A Holder or to which the Series A Holder had access;

3.2.7 The New Shares are being acquired for the Series A Holder’s own account for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act; provided, however, that by making the representation herein, the Series A Holder does not agree, or make any representation or warranty, to hold the New Shares for any minimum or other specific term and reserves the right to dispose of the New Shares at any time in accordance with or pursuant to a registration statement or an exemption from registration under the Securities Act;

3.2.8 The Series A Holder understands that while the Conversion Shares have been registered, (i) the New Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act, (ii) the New Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, and (iii) the New Shares will bear a legend to such effect;

3.2.9 The Series A Holder understands that the New Shares are being offered and sold to the Series A Holder in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Series A Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Series A Holder set forth herein in order to determine the availability of such exemptions and the eligibility of the Series A Holder to acquire the New Shares; and

3.2.10 The Series A Holder is not acquiring the New Shares as a result of any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

4. Miscellaneous/General.

4.1 Amendment. No modification or amendment hereof shall be valid and binding, unless it be in writing and signed by the Series A Holder and the Company.

4.2 Headings. Section headings are inserted herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

4.3 Governing Law; Jurisdiction. This Agreement and the performance of the transactions and obligations of the parties hereunder shall be governed by and construed solely in accordance with the internal laws of the State of Tennessee with respect to contracts made and to be fully performed therein, without regard to the conflicts of laws principles thereof. By their execution of this Agreement, the parties hereby expressly and irrevocably (i) agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the State of Tennessee, (ii) submit to the in personam jurisdiction of the federal and state courts located in the State of Tennessee and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their registered agent, return receipt requested, with the same full force and effect as if personally served upon them in the State of Tennessee, and (iii) waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of litigation to enforce this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs from the non-prevailing party.

4.4 Counterparts; Facsimile; PDF. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute one and the same instrument. Facsimile or portable document format signatures shall have the same binding effect as original signatures.

4.5 Entire Agreement. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and all prior conversations, negotiations, understandings and agreements between the parties hereto concerning the subject matter hereof are hereby expressly superseded.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties with the intent that it be effective as of the date first above written.

“COMPANY”

NATIONAL COAL CORP.,
a Florida corporation

By:	/s/ Daniel A. Roling
Name: Daniel A. Roling
Title: President and CEO

“SERIES A HOLDER”

If Business Entity:	Entity Name: Crestview Capital Master, LLC

By: Crestview Capital Partners, LLC, its sole manager

Date Signed:	By:	/s/ Stewart R. Flink
Name: Stewart R. Flink
Title: Manager

If Individual:

Date Signed:
(Signature)

	,	Individually
(Print Name)